Exhibit 5.1

June 5, 2014

Board of Directors

OncoSec Medical Incorporated

9810 Summers Ridge Road, Suite 110

San Diego, CA  92121

Ladies and Gentlemen:

We have acted as special Nevada counsel to OncoSec Medical, Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of 22,535,212 shares of the Company’s common stock, par value $0.0001 (the “Common Stock Shares”), warrants to purchase up to 9,239,438 shares of common stock (“Warrants”) and 9,239,438 shares of common stock to be issued upon the exercise of the Warrants (“Warrant Shares”), all pursuant to that certain Registration Statement on Form S-3, as amended (Registration Statement No. 333-195387) (“Registration Statement”), filed with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Act”), and supplemented by the Prospectus Supplement relating to the Common Stock Shares, Warrants and Warrant Shares filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (“Prospectus Supplement”).  All of the Common Stock Shares, Warrants and Warrant Shares are to be sold by the Company as described in the Prospectus Supplement.

You have requested our opinion as to the matters set forth below in connection with the Prospectus Supplement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Prospectus Supplement, the Company’s Articles of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that provides for the issuance of the  Common Stock Shares, Warrants and Warrant Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon the representations and warranties of the Company contained in those certain documents included as Exhibits to the Registration Statement and on a certificate of an officer of the Company.

100 W. LIBERTY STREET 10TH FLOOR RENO, NEVADA 89501 P.O. BOX 2670, RENO, NEVADA 89505 775-788-2000 · FAX 775-788-2020	ATTORNEYS AT LAW www.mcdonaldcarano.com	2300 WEST SAHARA AVENUE NO. 10 SUITE 1000 LAS VEGAS, NEVADA 89102 702-873-4100 FAX 702-873-9966

Our opinion set forth below is limited to the laws of the State of Nevada, including reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Common Stock Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement will be legally issued, fully paid and nonassessable.  It is further our opinion that the Warrant Shares have been duly authorized and, upon issuance, payment therefor and delivery in accordance with the terms of the Warrants, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/McDONALD CARANO WILSON LLP

McDONALD CARANO WILSON LLP